REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To MAXXAM Inc.:

We have audited the accompanying consolidated balance sheets of MAXXAM Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' deficit for each of the three years in the period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in
Item 14(a)(2) of this Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.



                                        ARTHUR ANDERSEN LLP


Houston, Texas
March 1, 1999

                        MAXXAM INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)



                                                           DECEMBER 31,
                                                   ---------------------------
                                                        1998          1997
                                                   ------------  -------------
ASSETS
Current assets:
     Cash and cash equivalents                     $      294.2  $      164.6
     Marketable securities                                 19.4          84.6
     Receivables:
          Trade, net of allowance for doubtful
               accounts of $6.4 and $5.9,
               respectively                               184.5         255.9
          Other                                           122.6         126.3
     Inventories                                          587.5         629.6
     Prepaid expenses and other current assets            152.4         175.1
                                                   ------------  ------------
               Total current assets                     1,360.6       1,436.1
Property, plant and equipment, net of accumulated
     depreciation of $921.5 and $845.6,
     respectively                                       1,278.9       1,320.9
Timber and timberlands, net of accumulated
     depletion of $178.4 and $169.2,
     respectively                                         302.3         299.1
Investments in and advances to unconsolidated
     affiliates                                           146.5         159.5
Deferred income taxes                                     555.8         479.9
Long-term receivables and other assets                    431.1         418.7
                                                   ------------  ------------
                                                   $    4,075.2  $    4,114.2
                                                   ============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                              $      182.9  $      187.3
     Accrued interest                                      72.4          68.7
     Accrued compensation and related benefits            133.7         159.3
     Other accrued liabilities                            180.6         174.9
     Payable to affiliates                                 77.1          82.9
     Short-term borrowings and current maturities
          of long-term debt                                37.0          69.0
                                                   ------------  ------------
               Total current liabilities                  683.7         742.1
Long-term debt, less current maturities                 1,971.7       1,888.0
Accrued postretirement medical benefits                   704.5         730.1
Other noncurrent liabilities                              604.8         586.3
                                                   ------------  ------------
               Total liabilities                        3,964.7       3,946.5
Commitments and contingencies
Minority interests                                        167.3         170.6
Stockholders' deficit:
     Preferred stock, $.50 par value; 12,500,000
          shares authorized; Class A $.05
          Non-Cumulative Participating Convertible
               Preferred Stock; 669,435 shares
               issued                                        .3            .3
     Common stock, $0.50 par value; 28,000,000
          shares authorized; 10,063,359 shares
          issued                                            5.0           5.0
     Additional capital                                   222.8         222.8
     Accumulated deficit                                 (175.7)       (118.5)
     Accumulated other comprehensive loss                     -          (3.3)
     Treasury stock, at cost (shares held:
          preferred - 845; common - 3,062,496 and
          3,062,762, respectively)                       (109.2)       (109.2)
                                                   ------------  ------------
               Total stockholders' deficit                (56.8)         (2.9)
                                                   ------------  ------------
                                                   $    4,075.2  $    4,114.2
                                                   ============  ============




The accompanying notes are an integral part of these financial statements.


                        MAXXAM INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF OPERATIONS
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)



                                                     YEARS ENDED DECEMBER 31,
                                            ----------------------------------------
                                                 1998          1997          1996
                                            ------------  ------------  ------------
Net sales:
     Aluminum operations                    $    2,256.4  $    2,373.2  $    2,190.5
     Forest products operations                    233.6         287.2         264.6
     Real estate and racing operations              82.7          68.7          88.2
                                            ------------  ------------  ------------
                                                 2,572.7       2,729.1       2,543.3
                                            ------------  ------------  ------------
Costs and expenses:
     Costs of sales and operations:
          Aluminum operations                    1,906.2       1,951.2       1,857.5
          Forest products operations               155.3         162.0         148.5
          Real estate and racing
               operations                           49.2          42.4          67.4
     Selling, general and administrative
          expenses                                 171.0         190.0         203.5
     Depreciation, depletion and
          amortization                             120.4         127.4         135.1
     Impairment of aluminum assets                  45.0             -             -
     Restructuring of aluminum operations              -          19.7             -
                                            ------------  ------------  ------------
                                                 2,447.1       2,492.7       2,412.0
                                            ------------  ------------  ------------

Operating income                                   125.6         236.4         131.3

Other income (expense):
     Investment, interest and other income          36.3          49.7          41.1
     Interest expense                             (201.3)       (201.4)       (175.5)
     Amortization of deferred financing
          costs                                     (7.2)        (10.2)         (9.0)
                                            ------------  ------------  ------------
Income (loss) before income taxes,
     minority interests
     and extraordinary item                        (46.6)         74.5         (12.1)
Credit for income taxes                             32.1           6.9          44.9
Minority interests                                   (.2)        (16.2)         (9.9)
                                            ------------  ------------  ------------
Income (loss) before extraordinary item            (14.7)         65.2          22.9

Extraordinary item:
     Loss on early extinguishment of debt,
          net of income tax benefit
               of $22.9                            (42.5)            -             -
                                            ------------  ------------  ------------
Net income (loss)                           $      (57.2) $       65.2  $       22.9
                                            ============  ============  ============
Basic earnings (loss) per common share:
     Income (loss) before extraordinary
          item                              $      (2.10) $       7.81  $       2.63
     Extraordinary item                            (6.07)            -             -
                                            ------------  ------------  ------------
     Net income (loss)                      $      (8.17) $       7.81  $       2.63
                                            ============  ============  ============

Diluted earnings (loss) per common and
     common equivalent share:
     Income (loss) before extraordinary
          item                              $      (2.10) $       7.14  $       2.42
     Extraordinary item                            (6.07)            -             -
                                            ------------  ------------  ------------
     Net income (loss)                      $      (8.17) $       7.14  $       2.42
                                            ============  ============  ============




The accompanying notes are an integral part of these financial statements.



                        MAXXAM INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                          (IN MILLIONS OF DOLLARS)



                                                            YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------
                                                        1998          1997          1996
                                                   ------------  ------------  ------------
Cash flows from operating activities:
     Net income (loss)                             $      (57.2) $       65.2  $       22.9
     Adjustments to reconcile net income (loss)
          to net cash provided
          by operating activities:
          Depreciation, depletion and amortization        120.4         127.4         135.1
          Impairment of aluminum assets                    45.0             -             -
          Extraordinary loss on early
               extinguishment of debt                      42.5             -             -
          Restructuring of aluminum operations                -          19.7             -
          Minority interests                                 .2          16.2           9.9
          Amortization of deferred financing costs
               and discounts on long-term debt             17.9          24.8          21.5
          Equity in (earnings) loss of
               unconsolidated affiliates, net of
               dividends received                           (.5)         23.3           3.0
          Net gain on sales of real estate,
               mortgage loans and other assets                -          (7.9)        (23.7)
          Net gains on marketable securities               (8.6)        (18.1)         (7.8)
          Net sales (purchases) of marketable
               securities                                  73.8         (16.2)          3.4
          Increase (decrease) in cash resulting
               from changes in:
               Receivables                                 70.1         (86.1)         60.4
               Inventories                                 38.7            .4         (30.6)
               Prepaid expenses and other assets           (3.5)         (9.8)        (33.3)
               Accounts payable                            (4.7)        (14.8)          4.8
               Accrued interest                             4.0           8.4           6.2
               Accrued and deferred income taxes          (23.9)         (4.4)        (46.0)
               Payable to affiliates and other
                    liabilities                           (74.1)        (67.5)        (74.0)
          Other                                             5.1           8.0           4.2
                                                   ------------  ------------  ------------
               Net cash provided by operating
                    activities                            245.2          68.6          56.0
                                                   ------------  ------------  ------------
Cash flows from investing activities:
     Capital expenditures                                (122.1)       (164.5)       (173.1)
     Investment in subsidiaries and joint ventures        (10.6)         (7.2)         (2.4)
     Restricted cash withdrawals used to acquire
          timberlands                                       8.9             -             -
     Net proceeds from disposition of property and
          investments                                      23.1          40.6          51.8
     Other                                                  2.9          (7.8)         (1.4)
                                                   ------------  ------------  ------------
               Net cash used for investing
                    activities                            (97.8)       (138.9)       (125.1)
                                                   ------------  ------------  ------------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt             875.5          30.1         371.8
     Premium for early retirement of debt                 (45.5)            -             -
     Redemptions, repurchase of and principal
          payments on long-term debt                     (804.0)        (78.4)        (32.8)
     Net borrowings (payments) under revolving and
          short-term credit facilities                     16.0           2.5         (13.8)
     Restricted cash withdrawals (deposits), net            7.3          (3.7)           .4
     Dividends paid to Kaiser's minority preferred
          stockholders                                        -          (4.2)        (10.5)
     Redemption of preference stock                        (8.7)         (2.1)         (5.2)
     Treasury stock repurchases                           (35.1)        (52.8)         (1.8)
     Incurrence of deferred financing costs               (23.4)         (1.8)        (12.1)
     Other                                                   .1           8.7           5.5
                                                   ------------  ------------  ------------
               Net cash provided by (used for)
                    financing activities                  (17.8)       (101.7)        301.5
                                                   ------------  ------------  ------------
Net increase (decrease) in cash and cash
     equivalents                                          129.6        (172.0)        232.4
Cash and cash equivalents at beginning of year            164.6         336.6         104.2
                                                   ------------  ------------  ------------
Cash and cash equivalents at end of year           $      294.2  $      164.6  $      336.6
                                                   ============  ============  ============



The accompanying notes are an integral part of these financial statements.




                        MAXXAM INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                          (IN MILLION OF DOLLARS)








                                                                                     ACCUMULATED
                        PREFERRED       COMMON STOCK      ADDI-         ACCUMU-         OTHER
                          STOCK    ---------------------  TIONAL         LATED      COMPREHENSIVE
                       ($.50 PAR)    SHARES   ($.50 PAR)  CAPITAL        DEFICIT        INCOME
                       ----------  ---------- ---------- ----------   -----------   ---------------
Balance, December
     31, 1995          $       .3         8.7 $      5.0 $       155.0  $     (208.5) $        (16.1)
     Net income                 -           -          -             -          22.9               -
     Reduction of
          pension
          liability             -           -          -             -             -            11.0
     Comprehensive
          income
     Gain from
          issuance of
          Kaiser
          common stock          -           -          -            .9             -               -
     Treasury stock
          repurchases           -           -          -             -             -               -
                       ----------- ---------- ---------- -------------  ------------  ---------------
Balance, December 31,
     1996                      .3         8.7        5.0         155.9        (185.6)           (5.1)
     Net income                 -           -          -             -          65.2               -
     Reduction of
          pension
          liability             -           -          -             -             -             1.8
     Comprehensive
          income
     Gain from
          issuance of
          Kaiser
          Aluminum
          Corporation
          common stock
          due to
          PRIDES
          conversion            -           -          -          62.9           1.9               -
     Gain from other
          issuances
          of Kaiser
          Aluminum
          Corporation
          common stock          -           -          -           1.1             -               -
     Treasury stock
          repurchases           -        (1.7)         -             -             -               -
     Gain on
          settlement
          of share-
          holder
          litigation            -           -          -           2.9             -               -
                       ----------- ---------- ---------- -------------  ------------  --------------
Balance, December
     31, 1997
                               .3         7.0        5.0         222.8        (118.5)           (3.3)
     Net loss                   -           -          -             -         (57.2)              -
     Reduction of
          pension
          liability             -           -          -             -             -             3.3
     Comprehensive
          loss
Balance, December
     31, 1998          $       .3         7.0 $      5.0 $       222.8  $     (175.7)      $       -
                       ==========  =========  ========== ============   ============  ==============



                            TREASURY                  COMPREHENSIVE
                             STOCK           TOTAL        INCOME
                        ---------------  ------------ -------------
 Balance, December
      31, 1995          $         (19.5) $      (83.8)
      Net income                      -          22.9 $        22.9
      Reduction of
           pension                    -          11.0          11.0
           liability                                  -------------
      Comprehensive
           income                                     $        33.9
                                                      =============
      Gain from
           issuance
           of Kaiser
           common stock               -            .9
      Treasury stock
           repurchases             (1.8)         (1.8)
                        ---------------  ------------
 Balance, December
      31, 1996                    (21.3)        (50.8)
      Net income                      -          65.2 $        65.2
      Reduction of
           pension
           liability                  -           1.8           1.8
                                                      -------------
      Comprehensive
           income                                     $        67.0
                                                      =============
      Gain from
           issuance
           of Kaiser
           Aluminum
           Corporation
           common stock
           due to PRIDES
           conversion                 -          64.8
      Gain from other
           issuances
           of Kaiser
           Aluminum
           Corporation
           common stock               -           1.1
      Treasury stock
           repurchases            (87.9)        (87.9)
      Gain on
           settlement
           of share-
           holder
           litigation                 -           2.9
                         --------------  ------------
 Balance, December
      31, 1997                   (109.2)         (2.9)
      Net loss                        -         (57.2)$       (57.2)
      Reduction of
           pension
           liability                  -           3.3           3.3
                                                      -------------
      Comprehensive
           loss                                       $       (53.9)
                                                      =============
 Balance, December
      31, 1998          $        (109.2) $      (56.8)
                        ==============   ============





The accompanying notes are an integral part of these financial statements.



                        MAXXAM INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.        BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

     BASIS OF PRESENTATION

          The Company
          The consolidated financial statements include the accounts of MAXXAM Inc. and its majority and wholly owned subsidiaries. All references to the "COMPANY" include MAXXAM Inc. and its majority owned and wholly owned subsidiaries, unless otherwise indicated or the context indicates otherwise. Intercompany balances and transactions have been eliminated. Investments in affiliates (20% to 50%-owned) are accounted for utilizing the equity method of accounting. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

          The Company is a holding company and, as such, conducts substantially all of its operations through its subsidiaries. The Company operates in four principal industries: aluminum, through its majority owned subsidiary, Kaiser Aluminum Corporation ("KAISER," 63% owned as of December 31, 1998), an integrated aluminum producer; forest products, through MAXXAM Group Inc. ("MGI") and MGI's wholly owned subsidiaries, principally The Pacific Lumber Company ("PACIFIC LUMBER") and Britt Lumber Co., Inc. ("BRITT"); real estate investment and development, managed through its wholly owned subsidiary, MAXXAM Property Company, and racing operations through Sam Houston Race Park, Ltd. ("SHRP, LTD."), a Texas limited partnership, in which the Company owned a 98.2% interest as of December 31, 1998. In 1998 and 1997, the Company increased its ownership in SHRP, Ltd. to 98.2% from the 78.8% interest held during 1996. MAXXAM Group Holdings Inc. ("MGHI") owns 100% of MGI and is a wholly owned subsidiary of the Company.

          Description of the Company's Operations
          Kaiser operates in the aluminum industry through its wholly owned principal operating subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). KACC operates in several principal aspects of the aluminum industry - the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of aluminum and the manufacture of fabricated and semi-fabricated aluminum products. KACC's production levels of alumina and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum in domestic and international markets. A substantial portion of the Company's consolidated assets, liabilities, revenues, results of operations and cash flows are attributable to Kaiser (see Note 14).

          Pacific Lumber operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Britt manufactures redwood and cedar fencing and decking products from small diameter logs, a substantial portion of which are obtained from Pacific Lumber. Housing, construction and remodeling markets are the principal markets for the Company's lumber products.

          The Company, principally through its wholly owned subsidiaries, is also engaged in the business of residential and commercial real estate investment and development, primarily in Puerto Rico, Arizona and California. Racing operations are conducted through SHRP, Ltd. which owns and operates a Class 1, pari-mutuel horse racing facility in the greater Houston metropolitan area.

          Use of Estimates and Assumptions
          The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 12 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Cash Equivalents
          Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

          Marketable Securities
          Marketable securities, which consist of corporate bonds and long and short positions in corporate common stocks are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income for each of the three years in the period ended December 31, 1998 were: 1998 - net unrealized holding losses of $3.8 million and net realized gains of $11.9 million; 1997 - net unrealized holding gains of $5.0 million and net realized gains of $11.9 million; and 1996 - net unrealized holding losses of $.8 million and net realized gains of $8.1 million.

          Inventories
          Inventories are stated at the lower of cost or market. Cost for the aluminum and forest products operations inventories is primarily determined using the last-in, first-out ("LIFO") method. Other inventories of the aluminum operations, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

          Inventories consist of the following (in millions):





                                                           DECEMBER 31,
                                                   --------------------------
                                                        1998          1997
                                                   ------------  ------------
Aluminum operations:
     Finished fabricated products                  $       112.4 $       103.9
     Primary aluminum and work in process                  205.6         226.6
     Bauxite and alumina                                   109.5         108.4
     Operating supplies and repair and maintenance
          parts                                            116.0         129.4
                                                   ------------- -------------
                                                           543.5         568.3
                                                   ------------- -------------
Forest products operations:
     Lumber                                                 36.0          49.7
     Logs                                                    8.0          11.6
                                                   ------------- -------------
                                                            44.0          61.3
                                                   ------------- -------------
                                                   $       587.5 $       629.6
                                                   ============= =============



          Property, Plant and Equipment
          Property, plant and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment is present. Impairment is determined by measuring undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

          Timber and Timberlands
          Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

          Deferred Financing Costs
          Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

          Restricted Cash
          At December 31, 1998, cash and cash equivalents includes $28.4 million, which is reserved for debt service payments on the Company's Class A-1, Class A-2 and Class A-3 Timber Collateralized Notes due 2028 (the "TIMBER NOTES"). At December 31, 1997, cash and cash equivalents includes $17.8 million, which was reserved for debt service payments on the Company's 7.95% Timber Collateralized Notes due 2015 (the "OLD TIMBER NOTES"). Long-term receivables and other assets include restricted cash in the amount of $17.5 million and $33.7 million at December 31, 1998 and December 31, 1997, respectively. The restricted cash at December 31, 1998 primarily represents the amount held in an account by the trustee (the "PREFUNDING ACCOUNT") under the indenture governing the Timber Notes (the "TIMBER NOTES INDENTURE ") to enable Scotia Pacific Company LLC ("SCOTIA LLC"), a limited liability company wholly owned by Pacific Lumber, to acquire timberlands. The restricted cash at December 31, 1997 primarily represents the amount held by the trustee in the liquidity account (the "LIQUIDITY ACCOUNT") maintained by Scotia Pacific Holding Company ("SCOTIA PACIFIC"), a wholly owned subsidiary of Pacific Lumber merged into Scotia LLC, with respect to the Old Timber Notes for the benefit of holders of the Old Timber Notes under the indenture governing the Old Timber Notes.

          Also included in cash and cash equivalents at December 31, 1998 and 1997 is restricted cash of $67.7 million and $26.4 million, respectively, held in an interest-bearing account as security for short positions in marketable securities.

          Concentrations of Credit Risk
          The amounts restricted for debt service payments on the Timber Notes held in an account by the trustee (the "PAYMENT ACCOUNT") and held in the Prefunding Account for purchase of timberlands are invested primarily in commercial paper and other short-term investments. The Company mitigates its concentration of credit risk with respect to these restricted cash deposits by purchasing only high grade investments (ratings of A1/P1 short-term or AAA/aaa long-term debt) having maturities of less than three months. No more than 10% is invested within the same issue.

          Investment, Interest and Other Income
          Investment, interest and other income for the years ended December 31, 1998, 1997 and 1996 includes $12.7 million, $8.8 million, and $3.1 million, respectively, of pre-tax charges related principally to establishing additional litigation reserves for asbestos claims net, of estimated insurance recoveries, pertaining to operations which were discontinued prior to the acquisition of Kaiser by the Company in 1988. Other income in 1998 includes $12.0 million attributable to insurance recoveries related to certain environmental costs incurred. Also included in investment, interest and other income are net gains from sales of real estate of $7.1 million, $10.4 million and $25.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

          Foreign Currency Translation
          The Company uses the United States dollar as the functional currency for its foreign operations.

          Derivative Financial Instruments
          Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by Kaiser's management and approved by KACC's and Kaiser's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transactions costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

          Most of KACC's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales and operations (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

          KACC has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts. When unrealized gains or losses are in excess of such credit limits, KACC is entitled to receive advances from the counterparties on open positions or is required to make margin deposits to counterparties as the case may be. At December 31, 1998, KACC had received $9.9 million of margin advances from counterparties. At December 31, 1997, KACC had neither received nor made any margin deposits. Kaiser considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal. Deferred gains or losses are included in prepaid expenses and other current assets and other accrued liabilities. See Note 13.

          Fair Value of Financial Instruments
          The carrying amounts of cash equivalents and restricted cash approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1998 and 1997, the estimated fair value of long-term debt was $1,939.9 million and $2,010.6 million, respectively. The estimated fair value of long-term debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

          Stock-Based Compensation
          The Company applies the "intrinsic value" method described by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations to account for stock and stock-based compensation awards (see Note 11). In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-
Based Compensation," the Company calculated pro forma compensation cost for all stock options granted using the "fair value" method. The fair value of the stock options granted were estimated using the Black-Scholes option pricing model. The Company's pro forma income (loss) before extraordinary item and diluted earnings (loss) per share before extraordinary item would have been $(17.8) million and $(2.54) per share, respectively, for the year ended December 31, 1998, $64.0 million and $7.00 per share, respectively, for the year ended December 31, 1997, and $22.3 million and $2.36 per share, respectively, for the year ended December 31, 1996.

          Per Share Information
          Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period including the weighted average impact of the shares of common stock issued and treasury stock acquired during the year from the date of issuance or repurchase. The weighted average common shares outstanding was 7,000,663 shares, 8,357,062 shares and 8,700,269 shares for the years ended December 31, 1998, 1997 and 1996, respectively.

          Diluted earnings (loss) per share calculations also include the dilutive effect of the Class A Preferred Stock which is convertible into Common Stock as well as common and preferred stock options. The weighted average number of common and common equivalent shares was 7,812,377 shares, 9,143,920 shares and 9,465,051 shares for the years ended December 31, 1998, 1997 and 1996, respectively. The impact of outstanding convertible stock and stock options of 811,714 was excluded from the weighted average share calculation for the year ended December 31, 1998, as its effect would have been antidilutive.

          Labor Related Costs
          Kaiser is currently operating five of its United States facilities with salaried employees and other workers as a result of the September 30, 1998 strike by the United Steelworkers of America ("USWA") and the subsequent "lock-out" by Kaiser in January 1999. For purposes of computing the benefit related costs and liabilities to be reflected in the accompanying consolidated financial statements for the year ended December 31, 1998 (such as pension and other postretirement benefit costs/liabilities), Kaiser has based its accruals on the terms of the previously existing (expired) USWA contract. Any differences between the amounts accrued and the amounts ultimately agreed to during the collective bargaining process will be reflected in future results during the term of any new contract.

          All incremental operating costs incurred as a result of the USWA strike and subsequent lockout are being expensed as incurred. Such costs totaled approximately $50.0 million during 1998 (approximately $40.0 million of which were incurred in the fourth quarter). Kaiser's fourth quarter 1998 results also reflect reduced profitability of approximately $10.0 million resulting from the strike-related curtailment of three potlines (representing approximately 70,000 tons of annual capacity) at Kaiser's Mead and Tacoma, Washington, smelters and certain other shipment delays experienced at the other affected facilities at the outset of the USWA strike.

2.        ACQUISITION

          During June 1997, Kaiser Bellwood Corporation, a wholly owned subsidiary of KACC, completed the acquisition of the Reynolds Metals Company's Richmond, Virginia, extrusion plant and its existing inventories for a total purchase price of $41.6 million, consisting of cash payments of $38.4 million and the assumption of approximately $3.2 million of employee related and other liabilities. Upon completion of the transaction, Kaiser Bellwood Corporation became a subsidiary guarantor under the indentures in respect of the KACC 9-7/8% Senior Notes, KACC 10-7/8% Senior Notes, and KACC 12-3/4% Senior Subordinated Notes (all as defined below).

3.        RESTRUCTURING OF OPERATIONS

          During the second quarter of 1997, Kaiser recorded a $19.7 million restructuring charge to reflect actions taken and plans initiated to achieve reduced production costs, decreased corporate selling, general and administrative expenses, and enhanced product mix. The significant components of the restructuring charge were: (i) a net loss of approximately $1.4 million as a result of the contribution of certain net assets of KACC's Erie, Pennsylvania fabrication plant in connection with the formation of AKW L.P. ("AKW")(50% owned), an aluminum wheels joint venture formed with a third party in May 1997, and the subsequent decision to close the remainder of the Erie plant in order to consolidate its forging operations into two other facilities; (ii) a charge of $15.6 million associated with asset dispositions regarding product rationalization and geographical optimization, and (iii) a charge of approximately $2.7 million for benefit and other costs associated with the consolidation or elimination of certain corporate and other staff functions.

4.        INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

          Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Kaiser Jamaica Bauxite Company (49% owned) and Anglesey Aluminium Limited ("ANGLESEY") (49% owned). KACC provides some of its affiliates with services such as financing, management and engineering. Purchases from these affiliates for the acquisition and processing of bauxite, alumina and primary aluminum aggregated $235.1 million, $245.2 million and $281.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. KACC's equity in earnings (loss) before income taxes of such operations is treated as a reduction (increase) in cost of sales. As of December 31, 1998 and 1997, KACC's net receivable from these affiliates was an immaterial amount.

          Kaiser, principally through KACC, has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 13), letters of credit and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs and certain other costs of QAL. The aggregate minimum amount of required future principal payments at December 31, 1998 is $97.6 million, of which approximately $12.0 million is due in each of 2000 and 2001 with the balance being due thereafter. KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $100.0 million and $120.0 million per year over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

          The summary combined financial information for the year ended December 31, 1998 and 1997 also contains the balances and results of AKW. During early 1999, Kaiser signed a letter of intent to sell its interest in
AKW.   See Note 17 (in millions):





                                                            DECEMBER 31,
                                                    ---------------------------
                                                         1998          1997
                                                    ------------- -------------
Current assets                                      $       356.0 $       393.0
Long-term assets (primarily property, plant and
     equipment, net)                                        393.9         395.0
                                                    ------------- -------------

     Total assets                                   $       749.9 $       788.0
                                                    ============= =============
Current liabilities                                 $        92.2 $       117.1
Long-term liabilities (primarily long-term debt)            396.6         400.8
Stockholders' equity                                        261.1         270.1
                                                    ------------- -------------
     Total liabilities and stockholders' equity     $       749.9 $       788.0
                                                    ============= =============





                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Net sales                                    $      659.2  $      644.1  $      660.5
Costs and expenses                                 (651.7)       (637.8)       (631.5)
Provision for income taxes                           (2.7)         (8.2)         (8.7)
                                             ------------  ------------  ------------
Net income (loss)                            $        4.8  $       (1.9) $       20.3
                                             ============  ============  ============
Kaiser's equity in earnings                  $        5.4  $        2.9  $        8.8
                                             ============  ============  ============

Dividends received                           $        5.5  $       10.7  $       11.8
                                             ============  ============  ============



          Kaiser's equity in earnings differs from the summary net income
(loss) due to various percentage ownerships in the entities and equity method accounting adjustments. At December 31, 1998, Kaiser's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $18.2 million which amount will be fully amortized over the next two years. Amortization of the excess investment totaling $10.0 million, $11.4 million, and $11.6 million is included in depreciation, depletion and amortization for the years ended December 31, 1998, 1997 and 1996, respectively.

          Other Investees
          In 1995, pursuant to a joint venture agreement with SunCor Development Company ("SUNCOR") for the purpose of developing, managing and selling a real estate project, the Company, through a wholly owned real estate subsidiary, contributed 950 acres of undeveloped land valued at $10.0 million in exchange for a 50% initial interest in the joint venture. SunCor, the managing partner, contributed $10.0 million in cash in exchange for its 50% initial interest. At December 31, 1998, the joint venture had assets of $28.0 million, liabilities of $8.7 million and equity of $19.3 million. At December 31, 1997, the joint venture had assets of $32.9 million, liabilities of $10.5 million and equity of $22.4 million. For the years ended December 31, 1998, 1997 and 1996, the joint venture had income of $3.8 million, $3.8 million and $2.3 million, respectively.

          In October 1998, pursuant to a joint agreement with Westbrook Firerock LLC ("WESTBROOK") for the purpose of developing, managing and selling a real estate project, the Company, through a wholly owned real estate subsidiary, contributed 808 acres of undeveloped land having an agreed upon value of $11.0 million in exchange for a 50% initial interest in the joint venture. Westbrook contributed $5.5 million in cash and an obligation to fund an additional $5.5 million as needed by the joint venture, which is secured by an irrevocable letter of credit. At December 31, 1998, the joint venture had assets of $17.6 million, liabilities of $1.1 million and equity of $16.5 million. For the year ended December 31, 1998, the joint venture's income was not significant.

5.        PROPERTY, PLANT AND EQUIPMENT

          The major classes of property, plant and equipment are as follows (in millions):




                                           ESTIMATED            DECEMBER 31,
                                             USEFUL     --------------------------
                                             LIVES           1998          1997
                                         -------------  ------------  ------------
Land and improvements                     5 - 30 years  $      225.9  $      206.1
Buildings                                 5 - 45 years         328.0         324.5
Machinery and equipment                   3 - 22 years       1,595.8       1,568.8
Construction in progress                                        50.7          67.1
                                                        ------------  ------------
                                                             2,200.4       2,166.5
Less:  accumulated depreciation                               (921.5)       (845.6)
                                                        ------------  ------------
                                                        $    1,278.9  $    1,320.9
                                                        ============  ============



          Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $97.7 million, $99.9 million and $105.9 million, respectively.


          During the fourth quarter of 1998, KACC decided to seek a strategic partner for further development and deployment of its Micromill(TM) technology. While technological progress has been good, management concluded that additional time and investment will be required to achieve commercial success. Given Kaiser's other strategic priorities, Kaiser believes that bringing in added commercial and financial resources is the appropriate course of action for capturing the maximum long-term value. This change in strategic course required a different accounting treatment, and Kaiser correspondingly recorded a $45.0 million impairment charge to reduce the carrying value of the Micromill assets to approximately $25.0 million.


6.        SHORT-TERM BORROWINGS

          During 1998 and 1997, the Company had average short-term borrowings outstanding of $18.6 million and $9.0 million, respectively, under the debt instruments described below. The weighted average interest rate during 1998 and 1997 was 9.1% and 9.8%, respectively.

          MAXXAM Loan Agreement (the "CUSTODIAL TRUST AGREEMENT")
          On October 19, 1998, the Company drew down $16.0 million, the amount available as of such date, under the Custodial Trust Agreement which
provided for up to $25.0 million in borrowings.   The borrowing converted
to a term loan bearing interest at LIBOR plus 2% per annum and maturing on October 21, 1999 as provided under the terms of the agreement. The loan is secured by 7,915,000 shares of Kaiser common stock.

          Demand Note
          On November 26, 1997, the Company entered into a credit facility with an investment bank providing for up to $25.0 million in borrowings payable on demand. Borrowings are secured by 400,000 shares of Kaiser common stock for each $1.0 million of borrowings. As of December 31, 1998, $2.5 million of borrowings were outstanding under this facility. No additional borrowings were available under this facility as of December 31, 1998 as the per share market price for the Kaiser common stock was below the $8.50 minimum required by the facility.

          Notes to NL Industries, Inc. ("NL") and the Combined Master
               Retirement Trust ("CMRT")
          On May 14, 1998, the Company repaid the $35.1 million 10% one-year notes issued to NL and CMRT in connection with the October 1997 repurchase of 1,277,250 shares of the Company's common stock.

7.        LONG-TERM DEBT

          Long-term debt consists of the following (in millions):



                                                            DECEMBER 31,
                                                    --------------------------
                                                         1998          1997
                                                    ------------  ------------
12% MGHI Senior Secured Notes due August 1, 2003    $      130.0  $      130.0
11-1/4% MGI Senior Secured Notes due August 1, 2003            -         100.0
12-1/4% MGI Senior Secured Discount Notes due
     August 1, 2003,                                           -         117.3
     net of discount
10-1/2% Pacific Lumber Senior Notes due March 1,
     2003                                                      -         235.0
Pacific Lumber Credit Agreement                                -           9.4
7.43% Scotia LLC Timber Collateralized Notes due
     July 20, 2028                                         867.2             -
7.95% Scotia Pacific Timber Collateralized Notes
     due July 20, 2015                                         -         320.0
1994 KACC Credit Agreement                                     -             -
10-7/8% KACC Senior Notes due October 15, 2006,
     including premium                                     225.7         225.8
9-7/8% KACC Senior Notes due February 15, 2002, net
     of discount                                           224.4         224.2
12-3/4% KACC Senior Subordinated Notes due February
     1, 2003                                               400.0         400.0
Alpart CARIFA Loans                                         60.0          60.0
Other aluminum operations debt                              52.9          61.6
Other notes and contracts, primarily secured by
     receivables, buildings, real estate
     and equipment                                         30.0           36.1
                                                    ------------  ------------
                                                         1,990.2       1,919.4
          Less: current maturities                         (18.5)        (31.4)
                                                    ------------  ------------
                                                    $    1,971.7  $    1,888.0
                                                    ============  ============



          12% MGHI Senior Secured Notes due 2003 (the "MGHI NOTES")
          The MGHI Notes due August 1, 2003 are guaranteed on a senior, unsecured basis by the Company. The common stock of MGI serves as security for the MGHI Notes. Interest is payable semi-annually. In connection with the redemption of the 11-1/4% MGI Senior Secured Notes due 2003 and 12-1/4% MGI Senior Secured Discount Notes due 2003 (collectively, the "MGI NOTES") and the issuance of the Timber Notes (discussed below), MGHI amended the indenture for the MGHI Notes, to among other things, pledge all of the 27,938,250 shares of Kaiser common stock it owns, 16,055,000 shares of which were released from the pledge securing the MGI Notes.

          The net proceeds from the offering of the MGHI Notes after estimated expenses were approximately $125.0 million, all of which was loaned to the Company pursuant to an intercompany note (the "INTERCOMPANY NOTE") which is pledged to secure the MGHI Notes. The Intercompany Note bears interest at the rate of 11% per annum (payable semi-annually on the interest payment dates applicable to the MGHI Notes) and matures on August 1, 2003. The Company is entitled to defer the payment of interest on the Intercompany Note on any interest payment date to the extent that MGHI has sufficient available funds to satisfy its obligations on the MGHI Notes on such date. Any such deferred interest will be added to the principal amount of the Intercompany Note and will be payable at maturity. Interest deferred on the Intercompany Note as of December 31, 1998 amounted to $7.8 million. An additional $7.3 million of interest was deferred on February 1, 1999.

          Pacific Lumber Credit Agreement
          On December 18, 1998, the Pacific Lumber Credit Agreement was amended and restated as a new three-year senior secured credit facility which expires on October 31, 2001. The new facility allows for borrowings of up to $60 million, all of which may be used for revolving borrowings, $20 million of which may be used for standby letters of credit and $30 million of which may be used for timberland acquisitions. Borrowings would be secured by all of Pacific Lumber's domestic accounts receivable and inventory. Borrowings for timberland acquisitions would also be secured by the acquired timberlands and, commencing in April 2001, are to be repaid annually from 50% of Pacific Lumber's cash flow (as defined). The remaining excess cash flow is available for dividends. Upon maturity of the facility, all outstanding borrowings used for timberland acquisitions will convert to a term loan repayable over four years. As of December 31, 1998, $27.5 million of borrowings was available under the agreement, no borrowings were outstanding and letters of credit outstanding amounted to $14.4 million.

          Scotia LLC Timber Collateralized Notes due 2028
          On July 20, 1998, Scotia LLC issued $867.2 million aggregate principal amount of Timber Notes which have an overall effective interest rate of 7.43% per annum. Net proceeds from the offering of the Timber Notes were used primarily to prepay the Old Timber Notes and to redeem the 10-1/2% Pacific Lumber Senior Notes due 2003 ("PACIFIC LUMBER SENIOR NOTES") and the MGI Notes effective August 19, 1998. The Company recognized an extraordinary loss of $42.5 million, net of the related income tax benefit of $22.9 million, in 1998 for the early extinguishment of the Old Timber Notes, the Pacific Lumber Senior Notes and the MGI Notes. Concurrently with the issuance of the Timber Notes, (i) Scotia Pacific was merged into Scotia LLC, (ii) Pacific Lumber transferred to Scotia LLC approximately 13,500 acres of timberlands and the timber and timber harvesting rights with respect to an additional 19,700 acres of timberlands, and (iii) Scotia LLC transferred to Pacific Lumber the timber and timber harvesting rights related to approximately 1,400 acres of timberlands.

          Under the Timber Notes Indenture, the business activities of Scotia LLC are generally limited to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia LLC and are not obligations of, or guaranteed by, Pacific Lumber or any other person. The Timber Notes are secured by a lien on (i) Scotia LLC's timber and timberlands (representing $252.0 million of the Company's consolidated timber and timberlands balance at December 31, 1998), and (ii) substantially all of Scotia LLC's other property. Interest on the Timber Notes is further secured by a line of credit agreement between Scotia LLC and a bank pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The Timber Notes Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the $160.7 million of Class A-1 Timber Notes).

          The Timber Notes are structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date in order to avoid an Event of Default is referred to as Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled Amortization. If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class A-3 Timber Notes.

          Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. The Timber Notes are redeemable at the option of Scotia LLC at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like term Treasury securities plus 50 basis points.

          As a result of the sale of approximately 5,600 acres of Pacific Lumber's timberlands consisting of two forest groves commonly referred to as the Headwater Forest and Elk Head Springs Forest (the "HEADWATERS TIMBERLANDS") on March 1, 1999, Salmon Creek received proceeds of $299.9 million in cash. See Note 12 to the Consolidated Financial Statements. Salmon Creek has deposited approximately $285.0 million of such proceeds into an escrow account (the "ESCROWED FUNDS"), pursuant to an escrow agreement (the "ESCROW AGREEMENT") as necessary to support the Timber
Notes.   The net proceeds of the sale of the Grizzly Creek grove will also be placed in escrow (on the same basis as the net proceeds of the sale of the Headwaters Timberlands) unless, at the time of receipt of such proceeds, funds are no longer on deposit under the Escrow Agreement.

          Under the Escrow Agreement, the Escrowed Funds will be released by the Escrow Agent only in accordance with resolutions duly adopted by the Board of Managers of Scotia LLC and, unless the resolutions authorize the payment of funds exclusively to, or to the order of, the Trustee or the Collateral Agent under the Timber Notes Indenture, only if one or more of the following conditions are satisfied: (a) the resolutions authorizing the release of the Escrowed Funds are adopted by a majority of the Board of Managers of Scotia LLC (including the affirmative vote of the two independent managers); (b) a Rating Agency Confirmation (as defined in the Timber Notes Indenture) has been received that gives effect to the release or disposition of funds directed by the resolutions; or (c) Scotia LLC has received an opinion from a nationally recognized investment banking firm to the effect that, based on the revised harvest schedule and the other assumptions provided to such firm, the funds that would be available to Scotia LLC based on such harvest schedule, assumptions and otherwise under the Timber Notes Indenture after giving effect to the release or disposition of funds directed by such resolutions would be adequate (i) to pay Scheduled Amortization (as defined in the Timber Notes Indenture) on the Class A-1 and Class A-2 Timber Notes and (ii) to amortize the Class A-3 Timber Notes on a schedule consistent with the original harvest schedule as of July 9, 1998 (assuming that the Class A-3 Timber Notes are not refinanced on January 20, 2014).

          1994 KACC Credit Agreement (as amended, the "KACC CREDIT
               AGREEMENT")
          KACC is able to borrow under this facility through August 2001 by means of revolving credit advances and letters of credit (up to $125.0 million) in an aggregate amount equal to the lesser of $325.0 million or a borrowing base relating to eligible accounts receivable plus eligible inventory. As of February 28, 1999, $274.1 million (of which $74.1 million could have been used for letters of credit) was available under the KACC Credit Agreement. The KACC Credit Agreement is unconditionally guaranteed by Kaiser and by certain significant subsidiaries of KACC. Outstanding balances bear interest at a premium (which varies based on the results of a financial test) over either a base rate or LIBOR, at KACC's option.

          The KACC Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on Kaiser's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures and enter into unrelated lines of business. The KACC Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant and Micromill facility), (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks and substantially all other personal property of KACC and certain of its subsidiaries, (iii) a pledge of all of the stock of KACC owned by Kaiser, and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries and pledges of a portion of the stock of certain partially owned foreign affiliates.

          10-7/8 % KACC Senior Notes due 2006 (the "KACC 10-7/8 % SENIOR
               NOTES"),
          9-7/8 % KACC Senior Notes due 2002 (the "KACC 9-7/8 % SENIOR
               NOTES") and
          12-3/4 % KACC Senior Subordinated Notes due 2003 (the "KACC
               SENIOR SUBORDINATED NOTES" and collectively, the "KACC
               NOTES")
          The KACC Notes, are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the KACC Notes, (the "KACC INDENTURES") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Furthermore, the KACC Indentures provide that KACC must offer to purchase the KACC Notes upon the occurrence of a Change of Control (as defined therein). Under the most restrictive of the covenants in the KACC Indentures and the KACC Credit Agreement, neither Kaiser nor KACC currently is permitted to pay dividends on their common stock.

          Alpart CARIFA Loans
          In December 1991, Alumina Partners of Jamaica ("ALPART", a majority owned subsidiary of KACC) entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Alpart's obligations under the loan agreement are secured by two letters of credit aggregating $64.2 million. KACC is a party to one of the two letters of credit in the amount of $41.7 million in respect of its ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

          Maturities
          Scheduled maturities and redemptions of long-term debt outstanding at December 31, 1998 are as follows (in millions):




                                                          YEARS ENDING DECEMBER 31,
                             -----------------------------------------------------------------------------------
                                  1999          2000          2001          2002          2003       Thereafter
                             ------------  ------------- ------------- ------------- ------------- -------------
12% MGHI Senior Secured
     Notes                   $          -  $           - $           - $           - $       130.0 $           -
7.43% Scotia LLC Timber
     Collateralized Notes             8.2           15.9          16.3          17.1          19.3         790.4
10-7/8% KACC Senior Notes               -              -             -             -             -         225.7
9-7/8% KACC Senior Notes                -              -             -         224.4             -             -
12-3/4% KACC Senior
     Subordinated Notes                 -              -             -             -         400.0             -
Alpart CARIFA Loans                     -              -             -             -             -          60.0
Other aluminum operations
     debt                             0.4            0.3           0.3           0.3           0.3          51.3
Other                                 9.9            3.8           3.6           1.2           1.1          10.4
                             ------------  ------------- ------------- ------------- ------------- -------------
                             $       18.5  $        20.0 $        20.2 $       243.0 $       550.7 $     1,137.8
                             ============  ============= ============= ============= ============= =============



          Capitalized Interest
          Interest capitalized during the years ended December 31, 1998, 1997 and 1996 was $3.5 million, $7.2 million and $5.0 million, respectively.

          Restricted Net Assets of Subsidiaries and Pledges of Subsidiary
          Stock
          Certain debt instruments restrict the ability of the Company's subsidiaries to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1998, all of the assets relating to the Company's aluminum, forest products, real estate and other operations are subject to such restrictions. The Company could eliminate all of such restrictions with respect to approximately $194.6 million of the Company's real estate assets with the extinguishment of $27.4 million of debt. The Company and MGHI have pledged a total of 36,853,250 shares of Kaiser common stock (representing a 47% interest in Kaiser) under various indentures and loan agreements.

8.        INCOME TAXES

          Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.
Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

          Income (loss) before income taxes, minority interests and extraordinary item by geographic area is as follows (in millions):



                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Domestic                                     $     (118.7) $      (93.0) $      (55.0)
Foreign                                              72.1         167.5          42.9
                                             ------------  ------------  ------------
                                             $      (46.6) $       74.5  $      (12.1)
                                             ============  ============  ============


          Income taxes are classified as either domestic or foreign based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is subject to domestic income taxes.

          The credit (provision) for income taxes on income (loss) before income taxes, minority interests and extraordinary item consists of the following (in millions):

                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Current:
     Federal                                 $       (1.8) $       (1.5) $       (1.5)
     State and local                                  (.4)          (.4)          (.5)
     Foreign                                        (16.5)        (28.7)        (21.8)
                                             ------------  ------------  ------------
                                                    (18.7)        (30.6)        (23.8)
                                             ------------  ------------  ------------
Deferred:
     Federal                                         54.9          48.4          42.6
     State and local                                  8.4          (3.9)         18.5
     Foreign                                        (12.5)         (7.0)          7.6
                                             ------------  ------------  ------------
                                                     50.8          37.5          68.7
                                             ------------  ------------  ------------
                                             $       32.1  $        6.9  $       44.9
                                             ============  ============  ============



          A reconciliation between the credit for income taxes and the amount computed by applying the federal statutory income tax rate to income
(loss) before income taxes, minority interests and extraordinary item is as follows (in millions):




                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Income (loss) before income taxes, minority
     interests
     and extraordinary item                  $      (46.6) $       74.5  $      (12.1)
                                             ============  ============  ============

Amount of federal income tax credit
     (provision) based upon the
     statutory rate                          $       16.3  $      (26.1) $        4.2
Revision of prior years' tax estimates and
     other changes in valuation allowances           14.5          33.8          41.2
Percentage depletion                                  3.2           4.2           3.9
Foreign taxes, net of federal tax benefit            (1.9)         (3.1)         (5.5)
State and local taxes, net of federal tax
     effect                                           (.6)         (2.8)          1.1
Other                                                  .6            .9             -
                                             ------------  ------------  ------------
                                             $       32.1  $        6.9  $       44.9
                                             ============  ============  ============



          The revision of prior years' tax estimates and other changes in valuation allowances, as shown in the table above, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other revisions in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities. For the years ended December 31, 1998, 1997 and 1996, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $11.5 million, $32.1 million and $40.8 million, respectively.

          The components of the Company's net deferred income tax assets (liabilities) are as follows (in millions):


                                                            DECEMBER 31,
                                                    --------------------------
                                                         1998          1997
                                                    ------------  ------------
Deferred income tax assets:
     Postretirement benefits other than pensions    $      284.0  $      293.1
     Loss and credit carryforwards                         199.1         148.3
     Other liabilities                                     174.6         219.6
     Costs capitalized only for tax purposes                62.8          45.2
     Real estate                                            41.8          48.1
     Timber and timberlands                                 37.4          34.2
     Other                                                  89.0          82.5
     Valuation allowances                                 (123.1)       (126.4)
                                                    ------------  ------------
          Total deferred income tax assets, net            765.6         744.6
                                                    ------------  ------------
Deferred income tax liabilities:
     Property, plant and equipment                        (116.0)       (145.6)
     Other                                                 (84.8)        (95.1)
                                                    ------------  ------------
          Total deferred income tax liabilities           (200.8)       (240.7)
                                                    ------------  ------------
Net deferred income tax assets                      $      564.8  $      503.9
                                                    ============  ============



          As of December 31, 1998, approximately $378.2 million of the net deferred income tax assets listed above are attributable to Kaiser. A principal component of this amount is the $249.6 million tax benefit, net of certain valuation allowances, associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a thirty to forty-year period. If such deductions create or increase a net operating loss, Kaiser has the ability to carry forward such loss for 20 taxable years. For reasons discussed below, the Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized. Included in the remaining $128.6 million of Kaiser's net deferred income tax assets is approximately $55.0 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. A substantial portion of the valuation allowances for Kaiser relate to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use, the year the carryforwards expire and the levels of taxable income necessary for utilization. For example, full valuation allowances were provided for certain credit carryforwards that expire in the near term. With regard to future levels of income, the Company believes that Kaiser, based on the cyclical nature of its business, its history of operating earnings and its expectations for future years, will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

          The net deferred income tax assets listed above which are not attributable to Kaiser are approximately $186.6 million as of December
31, 1998. This amount includes approximately $100.8 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. Based on an evaluation of the appropriate factors, as discussed above, to determine the proper valuation allowances for these carryforwards, the Company believes that it is more likely than not that it will realize the benefit for these carryforwards for which valuation allowances were not provided. Also included is approximately $70.3 million which relates to the excess of the tax basis over financial statement basis with respect to timber and timberlands and real estate. The Company has concluded that it is more likely than not that these net deferred income tax assets will be realized based in part upon the estimated values of the underlying assets which are in excess of their tax basis.

          As of December 31, 1998 and 1997, $56.6 million and $58.8 million, respectively, of the net deferred income tax assets listed above are included in prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in other accrued liabilities and other noncurrent liabilities.

          The Company files consolidated federal income tax returns together with its domestic subsidiaries, other than Kaiser and its subsidiaries. Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax returns.

          The following table presents the tax attributes for federal income tax purposes at December 31, 1998 attributable to the Company and Kaiser (in millions). The utilization of certain of these tax attributes is subject to limitations.



                                               THE COMPANY                   KAISER
                                      --------------------------  ---------------------------
                                                       EXPIRING                    EXPIRING
                                                       THROUGH                     THROUGH
                                                    ------------                -------------
Regular Tax Attribute Carryforwards:
     Current year net operating loss  $       160.3          2018 $           -             -
     Prior year net operating losses          106.6          2012          28.2          2012
     General business tax credits                .5          2002           4.9          2011
     Foreign tax credits                          -             -          48.4          2003
     Alternative minimum tax credits            1.8    Indefinite          23.4    Indefinite

Alternative Minimum Tax Attribute
  Carryforwards:
     Current year net operating loss  $       165.4          2018 $           -             -
     Prior year net operating losses          118.1          2012           6.2          2011
     Foreign tax credits                          -             -          87.2          2003



          The income tax provisions related to other comprehensive income were $0.6 million and $6.5 million for the years ended December 31, 1997 and 1996, respectively. There was no tax provision related to other comprehensive income for the year ended December 31, 1998.

9.        EMPLOYEE BENEFIT AND INCENTIVE PLANS

          In the fourth quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits" ("SFAS NO. 132"), which amends Statements of Financial Accounting Standards Nos. 87, 88 and 106. SFAS No. 132, among other things, standardizes the disclosure requirements for pensions and other postretirement benefits and suggests combined formats for presentation of such disclosures, but has no impact on the computation of the reported amounts. Prior year disclosures have been revised to comply with SFAS No. 132.

          Pension and Other Postretirement Benefit Plans
          The Company has various retirement plans which cover essentially all employees. Most of the Company's employees are covered by defined benefit plans. The benefits are determined under formulas based on the employee's years of service, age and compensation. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by ERISA.

          The Company has unfunded postretirement medical benefit plans which cover most of its employees. Under the plans, employees are eligible for health care benefits (and life insurance benefits for Kaiser employees) upon retirement. Retirees from companies other than Kaiser make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits. Postretirement medical benefits are generally provided through a self insured arrangement. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations.

The following tables present the changes, status and assumptions of the Company's pension and other postretirement benefit plans as of December 31, 1998 and 1997, respectively (in millions):





                                        PENSION BENEFITS         MEDICAL/LIFE BENEFITS
                                  --------------------------  --------------------------
                                                  YEARS ENDED DECEMBER 31,
                                  ------------------------------------------------------
                                       1998          1997          1998          1997
                                  ------------  ------------  ------------  ------------
Change in benefit obligation:
     Benefit obligation at
          beginning of year       $      918.0  $      854.7  $      551.7  $      610.9
     Service cost                         16.8          15.8           4.6           6.5
     Interest cost                        63.1          64.6          37.9          45.3
     Plan participants'
          contributions                      -             -            .3            .3
     Plan amendments                         -            .9             -             -
     Actuarial (gain) loss                17.3          66.9          70.9         (67.7)
     Currency exchange rate
          change                           (.4)         (6.0)            -             -
     Curtailments and settlements         (4.6)            -           4.0             -
     Benefits paid                       (85.7)        (78.9)        (45.9)        (43.6)
                                  ------------  ------------  ------------  ------------
          Benefit obligation at
               end of year               924.5         918.0         623.5         551.7
                                  ------------  ------------  ------------  ------------

Change in plan assets:
     Fair value of plan assets at
          beginning of year              799.3         698.1             -             -
     Actual return on assets             112.5         138.5             -             -
     Settlements                          (5.5)            -             -             -
     Employer contributions               29.5          41.7          45.6          43.3
     Plan participants'
          contributions                      -             -            .3            .3
     Benefits paid                       (85.7)        (78.9)        (45.9)        (43.6)
                                  ------------  ------------  ------------  ------------
     Fair value of plan assets at
          end of year                    850.1         799.4             -             -
                                  ------------  ------------  ------------  ------------

     Benefit obligation in excess
          of plan assets                  74.4         118.6         623.5         551.7
     Unrecognized actuarial gain          31.7           7.2          59.2         137.4
     Unrecognized prior service
          costs                          (19.7)        (23.5)         70.0          86.3
     Intangible asset and other            4.3           5.4             -             -
                                  ------------  ------------  ------------  ------------
          Accrued benefit
               liability          $       90.7  $      107.7  $      752.7  $      775.4
                                  ============  ============  ============  ============




          With respect to Kaiser's pension plans, the benefit obligation was $872.5 million and $873.0 million as of December 31, 1998 and 1997, respectively. This obligation exceeded Kaiser's fair value of plan assets by $70.7 million and $116.1 million as of December 31, 1998 and 1997, respectively.

          The postretirement medical/life benefit obligation attributable to Kaiser's plans was $616.8 million and $544.5 million as of December 31, 1998 and 1997, respectively. The postretirement medical/life benefit liability recognized in the Company's Consolidated Balance Sheet attributable to Kaiser's plans was $742.5 million and $765.6 million as of December 31, 1998 and 1997, respectively.




                                         PENSION BENEFITS                        MEDICAL/LIFE BENEFITS
                            -----------------------------------------  ----------------------------------------
                                                           YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------------
                                 1998           1997          1996          1998          1997          1996
                            -------------  ------------  ------------  ------------  ------------  ------------
Components of net periodic
     benefit costs:
     Service cost           $        16.8  $       15.8  $       15.7  $        4.6  $        6.5  $        4.3
     Interest cost                   63.1          64.6          62.8          37.9          45.3          47.5
     Expected return on
          assets                    (72.3)        (64.3)        (57.2)            -             -             -
     Amortization of prior
          service costs               3.3           3.4           3.6         (12.5)        (12.5)        (12.5)
     Recognized net
          actuarial (gain)
          loss                        1.4           2.6           2.0          (7.2)          (.9)            -
                            -------------  ------------  ------------  ------------  ------------  ------------
     Net periodic benefit
          costs                      12.3          22.1          26.9          22.8          38.4          39.3
     Curtailments and
          settlements                 3.2           3.7           1.4             -             -             -
                            -------------  ------------  ------------  ------------  ------------  ------------
          Adjusted net
               periodic
               benefit
               costs        $        15.5  $       25.8  $       28.3  $       22.8  $       38.4  $       39.3
                            =============  ============  ============  ============  ============  ============




          The net periodic pension costs attributable to Kaiser's plans was $9.1 million, $19.2 million and $23.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

          Included in the net periodic postretirement medical/life benefit cost is $22.2 million, $37.6 million and $38.3 million for the years ended December 31, 1998, 1997 and 1996, respectively, attributable to Kaiser's plans.

          The aggregate fair value of plan assets and accumulated benefit obligation for pension plans with plan assets in excess of accumulated benefit obligations were $311.4 million and $298.3 million, respectively, as of December 31, 1998 and $304.4 million and $299.4 million, respectively, as of December 31, 1997.

                                          PENSION BENEFITS                        MEDICAL/LIFE BENEFITS
                             -----------------------------------------  ----------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------------------------
                                  1998           1997          1996          1998          1997          1996
                             -------------  ------------  ------------  ------------  ------------  ------------
Weighted-average
     assumptions:
     Discount rate                     7.0%          7.3%          7.8%          7.0%          7.3%          7.8%
     Expected return on plan
          assets                       9.5%          9.5%          9.5%          -             -             -
     Rate of compensation
          increase                     5.0%          5.0%          5.0%          4.0%          5.0%          5.0%




          In 1998, annual assumed rates of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) for non-HMO and HMO participants are 6.5% and 5.0%, respectively, at all ages. The assumed rate of increase for non-HMO participants is assumed to decline gradually to 5.0% in 2003 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 1998 would have the following effects (in millions):




                                    1-PERCENTAGE-  1-PERCENTAGE-
                                        POINT          POINT
                                       INCREASE       DECREASE
                                    ------------   ------------


 Effect on total of service and
      interest cost components          $  6.0        $ (4.4)
 Effect on the postretirement
      benefit obligations                 65.3         (46.2)



          Savings and Incentive Plans
          The Company has various defined contribution savings plans designed to enhance the existing retirement programs of participating employees. Under the MAXXAM Inc. Savings Plan, employees may elect to defer up to 16% of their base compensation to the plan. For those participants who have elected to defer a portion of their compensation, the Company's matching contributions are dollar for dollar up to 4% of the participant's contributions for each pay period. Under the Kaiser Aluminum Savings and Retirement Plan, salaried employees may elect to defer from 2% to 18% of their compensation to the plan. For those eligible participants who have elected to make contributions to the plan, Kaiser's contributions consist of matching 25% to 100% of contributions of up to 10% of their compensation. Kaiser has an unfunded incentive compensation program which provides incentive compensation based upon performance against annual plans and over rolling three-year periods. Expenses incurred by the Company for all of these plans were $9.3 million, $10.4 million and $(.1) million for the years ended December 31, 1998, 1997 and 1996, respectively.

10.  MINORITY INTERESTS

          Minority interests represent the following (in millions):




                                                            DECEMBER 31,
                                                    --------------------------
                                                         1998          1997
                                                    ------------  ------------
Kaiser Aluminum Corporation:
     Common stock, par $.01                         $       44.8  $        42.9
     Minority interests attributable to Kaiser's
          subsidiaries                                     123.5          127.7
                                                    ------------  ------------
                                                    $      168.3  $       170.6
                                                    ============  ============



          Conversion of PRIDES to Kaiser Common Stock
          During August 1997, the 8,673,850 outstanding shares of Kaiser's 8.255% PRIDES, Convertible Preferred Stock ("PRIDES") were converted into 7,227,848 shares of Kaiser common stock pursuant to the terms of the PRIDES Certificate of Designations. Further, in accordance with the PRIDES Certificate of Designations no dividends were paid or payable for the period June 30, 1997, to, but not including, the date of conversion. As a result of the equity attributable to the PRIDES being converted into equity attributable to common stockholders, the Company recorded a $64.8 million adjustment to stockholders' equity and a reduction in minority interest of the same amount.

          KACC Redeemable Preference Stock
          In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "REDEEMABLE PREFERENCE STOCK") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any, and have a total redemption value of $21.1 million as of December 31, 1998. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations when and as declared by KACC's board of directors.

          The carrying values of the Redeemable Preference Stock are increased each year to recognize accretion between the fair value (at which the Redeemable Preference Stock was originally issued) and the redemption value. Changes in Redeemable Preference Stock are shown below.



                                                   YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                               1998          1997          1996
                                          ------------  ------------  ------------
Shares:
     Outstanding at beginning of year          595,053       634,684       737,363
     Redeemed                                 (173,478)      (39,631)     (102,679)
                                          ------------  ------------  ------------
     Outstanding at end of year                421,575       595,053       634,684
                                          ============  ============  ============



          Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to KACC's consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 million and the maximum payment is $7.3 million. KACC also has certain additional repurchase requirements which are based, among other things, upon profitability tests.

          The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on its common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

          Preference Stock
          KACC has four series of $100 par value Cumulative Convertible Preference Stock ("$100 PREFERENCE STOCK") with annual dividend requirements of between 4-1/8 % and 4-3/4 %. KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock.

          The $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation, and Kaiser includes such amounts in minority interests. At December 31, 1998 and 1997, outstanding shares of $100 Preference Stock were 19,963 and 20,543, respectively.

          Kaiser Common Stock Incentive Plans
          Kaiser has a total of 8,000,000 shares of Kaiser common stock reserved for issuance under its incentive compensation programs. At December 31, 1998, 3,634,621 shares were available for issuance under these plans. Pursuant to Kaiser's nonqualified stock program, stock options are granted at the prevailing market price, generally vest at the rate of 20% to 33% per year and have a five or ten year term. Information relating to nonqualified stock options is shown below. The prices shown in the table below are the weighted average price per share for the respective number of underlying shares.




                                     1998                        1997                        1996
                         --------------------------  --------------------------- ---------------------------
                             SHARES        PRICE         SHARES        PRICE         SHARES        PRICE
                         ------------  ------------  ------------  ------------- ------------  -------------
Outstanding at
     beginning of year        819,752  $      10.45       890,395  $       10.33      926,085  $       10.32
Granted                     2,263,170          9.79        15,092          10.06            -             -
Exercised                     (10,640)         7.25       (48,410)          8.33       (8,275)          8.99
Expired or forfeited          (23,160)         9.60       (37,325)         10.12      (27,415)         10.45
                         ------------                ------------                ------------
Outstanding at end of
     year                   3,049,122          9.98       819,752          10.45      890,395          10.33
                         ============                ============                ============

Exercisable at end of
     year                   1,261,262  $      10.09       601,115  $       10.53      436,195  $       10.47
                         ============                ============                ============




11.  STOCKHOLDERS' DEFICIT

          Preferred Stock
          The holders of the Company's Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "CLASS A PREFERRED STOCK") are entitled to receive, if and when declared, preferential cash dividends at the rate of $.05 per share per annum and will participate thereafter on a share for share basis with the holders of common stock in all cash dividends, other than cash dividends on the common stock in any fiscal year to the extent not exceeding $.05 per share. Stock dividends declared on the common stock will result in the holders of the Class A Preferred Stock receiving an identical stock dividend payable in shares of Class A Preferred Stock. At the option of the holder, the Class A Preferred Stock is convertible at any time into shares of common stock at the rate of one share of common stock for each share of Class A Preferred Stock. Each holder of Class A Preferred Stock is generally entitled to ten votes per share on all matters presented to a vote of the Company's stockholders.

          Stock Option Plans
          In 1994, the Company adopted the MAXXAM 1994 Omnibus Employee Incentive Plan (the "1994 OMNIBUS PLAN"). Up to 1,000,000 shares of common stock and 1,000,000 shares of Class A Preferred Stock were reserved for awards or for payment of rights granted under the 1994 Omnibus Plan of which 784,600 and 910,000 shares, respectively, were available to be awarded at December 31, 1998. The 1994 Omnibus Plan replaced the Company's 1984 Phantom Share Plan (the "1984 PLAN") which expired in June 1994, although previous grants thereunder remain outstanding. The options (or rights, as applicable) granted in 1996, 1997 and 1998 vest at the rate of 20% per year commencing one year from the date of grant. The Company paid $1.2 million and $1.6 million in respect of awards issued pursuant to the 1984 Plan for the years ended December 31, 1998 and 1997, respectively. Amounts paid in respect of awards issued pursuant to the 1984 Plan for the year ended December 31, 1996 were not significant. The following table summarizes the options or rights outstanding and exercisable relating to the 1984 Plan and the 1994 Omnibus Plan. The prices shown are the weighted average price per share for the respective number of underlying shares.


                                       1998                        1997                        1996
                           --------------------------- --------------------------- ---------------------------
                               SHARES        PRICE         SHARES        PRICE         SHARES        PRICE
                           ------------  ------------- ------------  ------------- ------------  -------------
Outstanding at beginning
     of year                    296,800  $       38.47      250,100  $       34.75      207,900  $       31.59
Granted                          79,500          48.93       98,500          41.71       45,000          48.84
Exercised                       (53,200)         33.09      (50,300)         26.11       (1,800)         15.31
Expired or forfeited            (21,100)         42.03       (1,500)         45.15       (1,000)         45.15
                           ------------                ------------                ------------
Outstanding at end of year      302,000          41.93      296,800          38.47      250,100          34.75
                           ============                ============                ============

Exercisable at end of year      107,700  $       36.32      117,200  $       33.53      122,100  $       29.40
                           ============                ============                ============



          Concurrent with the adoption of the 1994 Omnibus Plan, the Company adopted the MAXXAM 1994 Non-Employee Director Plan (the "1994 DIRECTOR PLAN"). Up to 35,000 shares of common stock are reserved for awards under the 1994 Director Plan. In 1998, 1997 and 1996, options to purchase 1,800 shares, 1,800 shares and 900 shares of common stock, respectively, were granted to three non-employee directors. The weighted average exercise prices of these options are $60.94, $43.19 and $43.88 per share, respectively, based on the quoted market price at the date of grant. The options vest at the rate of 25% per year commencing one year from the date of grant. At December 31, 1998, options for 3,075 shares were exercisable.

          Shares Reserved for Issuance
          At December 31, 1998, the Company had 2,703,590 common shares and 1,000,000 Class A Preferred shares reserved for future issuances in connection with various options, convertible securities and other rights as described in this Note 11.

          Rights
          On November 29, 1989, the Board of Directors of the Company declared a dividend to its stockholders consisting of (i) one Series A Preferred Stock Purchase Right (the "SERIES A RIGHT") for each outstanding share of the Company's Class A Preferred Stock and (ii) one Series B Preferred Stock Purchase Right (the "SERIES B RIGHT") for each outstanding share of the Company's common stock. The Series A Rights and the Series B Rights are collectively referred to herein as the "Rights." The Rights are exercisable only if a person or group of affiliated or associated persons (an "ACQUIRING PERSON") acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the Company's common stock, or announces a tender offer that would result in beneficial ownership of 15% or more of the outstanding common stock. Any person or group of affiliated or associated persons who, as of November 29, 1989, was the beneficial owner of at least 15% of the outstanding common stock will not be deemed to be an Acquiring Person unless such person or group acquires beneficial ownership of additional shares of common stock (subject to certain exceptions). Each Series A Right, when exercisable, entitles the registered holder to purchase from the Company one share of Class A Preferred Stock at an exercise price of $165.00, subject to adjustment. Each Series B Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's new Class B Junior Participating Preferred Stock, with a par value of $.50 per share (the "JUNIOR PREFERRED STOCK"), at an exercise price of $165.00, subject to adjustment.

          Under certain circumstances, including if any person becomes an Acquiring Person other than through certain offers for all outstanding shares of stock of the Company, or if an Acquiring Person engages in certain "self-dealing" transactions, each Series A Right would enable its holder to buy Class A Preferred Stock (or, under certain circumstances, preferred stock of an acquiring company) having a value equal to two times the exercise price of the Series A Right, and each Series B Right shall enable its holder to buy common stock of the Company (or, under certain circumstances, common stock of an acquiring company) having a value equal to two times the exercise price of the Series B Right. Under certain circumstances, Rights held by an Acquiring Person will be null and void.
In addition, under certain circumstances, the Board is authorized to exchange all outstanding and exercisable Rights for stock, in the ratio of one share of Class A Preferred Stock per Series A Right and one share of common stock of the Company per Series B Right. The Rights, which do not have voting privileges, expire on December 11, 1999, but may be redeemed by action of the Board prior to that time for $.01 per right, subject to certain restrictions.

          Voting Control
          Federated Development Inc., a wholly owned subsidiary of Federated Development Company ("FEDERATED"), and Mr. Charles E. Hurwitz beneficially own (exclusive of securities acquirable upon exercise of stock options) an aggregate 99.2% of the Company's Class A Preferred Stock and 37.7% of the Company's common stock (resulting in combined voting control of approximately 68.9% of the Company). Mr. Hurwitz is the Chairman of the Board and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Federated. Federated is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof.

12.  COMMITMENTS AND CONTINGENCIES

          Commitments
          Minimum rental commitments under operating leases at December 31, 1998 are as follows: years ending December 31, 1999 - $43.6 million; 2000 - $39.8 million; 2001 - $35.0 million; 2002 - $30.1 million; 2003 - $28.2 million; thereafter - $119.2 million. Rental expense for operating leases was $39.6 million, $35.6 million and $34.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The minimum future rentals receivable under noncancelable subleases at December 31, 1998 were $73.5 million.

     Aluminum Operations

          Environmental Contingencies
          Kaiser and KACC are subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of the environmental laws and regulations, and to claims and litigation based upon such laws. KACC is currently subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments Reauthorization Act of 1986, "CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

          Based on Kaiser's evaluation of these and other environmental matters, Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in other noncurrent liabilities (in millions):



                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Balance at beginning of year                 $       29.7  $       33.3  $       38.9
Additional accruals                                  24.5           2.0           3.2
Less expenditures                                    (3.5)         (5.6)         (8.8)
                                             ------------  ------------  ------------
Balance at end of year                       $       50.7  $       29.7  $       33.3
                                             ============  ============  ============



          These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology and Kaiser's assessment of the likely remediation action to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 million to $8.0 million for the years 1999 through 2003 and an aggregate of approximately $29.0 million thereafter.

          As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. As the resolution of these matters is subject to further regulatory review and approval, no specific assurances can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, Kaiser is working to resolve certain of these matters. Kaiser believes that it has insurance coverage available to recover certain incurred and future environmental costs and is actively pursuing claims in this regard. Through September 30, 1998, no accruals were made for any such insurance recoveries.
However, during December 1998, KACC received recoveries totaling approximately $35.0 million from certain of its insurers related to current and future claims. Based on Kaiser's analysis, a total of $12.0 million of such recoveries was allocable to previously accrued (expensed) items and, therefore, was reflected in earnings during the fourth quarter of 1998.
The remaining recoveries were offset against increases in the total amount of environmental reserves. No assurances can be given that Kaiser will be successful in other attempts to recover incurred or future costs from other insurers or that the amount of recoveries received will ultimately be adequate to cover costs incurred. While uncertainties are inherent in the final outcome of these environmental matters, and it is impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Asbestos Contingencies
          KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 20 years.

          The following table presents the changes in number of such claims pending for the years ended December 31, 1998, 1997, and 1996.




                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Number of claims at beginning of period            77,400        71,100        59,700
Claims received                                    22,900        15,600        21,100
Claims settled or dismissed                       (13,900)       (9,300)       (9,700)
                                             ------------  ------------  ------------
Number of claims at end of period                  86,400        77,400        71,100
                                             ============  ============  ============




          The foregoing claims and settlement figures as of December 31, 1998, do not reflect the fact that KACC has reached agreements under which it will settle approximately 30,000 of the pending asbestos-related claims over an extended period.

          Based on past experience and reasonably anticipated future activity, Kaiser has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed through 2008. There are inherent uncertainties involved in estimating asbestos-related costs and Kaiser's actual costs could exceed these estimates. Kaiser's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, and the advice of Wharton Levin Ehrmantraut Klein & Nash, P.A. with respect to the current state of the law related to asbestos claims. Accordingly, an estimated asbestos-related cost accrual of $186.2 million, before consideration of insurance recoveries, is included primarily in other noncurrent liabilities at December 31, 1998. While Kaiser does not believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial. Kaiser estimates that annual future cash payments in connection with such litigation will be approximately $16.0 million to $28.0 million for each of the years 1999 through 2003, and an aggregate of approximately $77.0 million thereafter.

          Kaiser believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although Kaiser has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to such settlements. The timing and amount of future recoveries from these insurance carriers will depend on the pace of claims review and processing by such carriers and on the resolution of any disputes regarding coverage under such policies. Kaiser believes that substantial recoveries from the insurance carriers are probable. Kaiser reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims, its existing insurance policies, and the advisement of Heller Ehrman White & McAuliffe, P.A. with respect to applicable insurance coverage law relating to the terms and conditions of those policies. Accordingly, an estimated aggregate insurance recovery of $152.5 million, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in long-term receivables and other assets at December 31, 1998.

          Kaiser continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative progress, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from Kaiser's underlying assumptions. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Labor Matters
          In connection with the USWA strike and subsequent "lock-out" by KACC, certain allegations of unfair labor practices ("ULPS") have been filed with the National Labor Relations Board by the USWA and its members. KACC has responded to all such allegations and believes that they are without merit. If the allegations were sustained, KACC could be required to make locked-out employees whole for back wages from the date of lock-out in January 1999. While uncertainties are inherent in the final outcome of such matters, the Company believes that the resolution of the alleged ULPs should not result in a material adverse impact on its financial position, results of operations, or liquidity.

          Forest Products Operations
          Regulatory and environmental matters play a significant role in the Company's business, which is subject to a variety of California and federal laws and regulations, as well as the Final HCP and Final SYP (defined below), dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality. While regulatory and environmental concerns have resulted in restrictions on the geographic scope and timing of the Company's timber operations, increased operational costs and engendered litigation and other challenges to the Company's operations, prior to 1998 they have not had a significant adverse effect on the Company's financial position, results of operations or liquidity. However, the Company's 1998 results of operations were adversely affected by certain regulatory and environmental matters, including during the second half of 1998, the absence of a sufficient number of available THPs to enable the Company to conduct its operations at historic levels.

          On September 28, 1996, Pacific Lumber, including its subsidiaries and affiliates, and MAXXAM (the "PACIFIC LUMBER PARTIES") entered into an agreement (the "HEADWATERS AGREEMENT") with the United States and California which provided the framework for the acquisition of the Headwaters Timberlands by the United States and California. Consummation of the Headwaters Agreement was also conditioned upon, among other things: approval of a sustained yield plan establishing long-term sustained yield ("LTSY") harvest levels for Pacific Lumber's timberlands (the "SYP"), approval of a habitat conservation plan (the "HCP") covering multiple species (the "MULTI-SPECIES HCP") and issuance of incidental take permits related to the Multi-Species HCP ("PERMITS"). As further described in Note 17 "Subsequent Events," on March 1, 1999, the Pacific Lumber Parties, the United States and California consummated the Headwaters Agreement. In addition to the transfer of the Headwaters Timberlands by the Pacific Lumber Parties described in Note 17, Pacific Lumber received an approved SYP (the "FINAL SYP"), Multi-Species HCP (the "FINAL HCP") and related Permits. The Pacific Lumber Parties and California also executed an agreement regarding the enforcement of the California bill which authorized state funds for the purchase of the Headwaters Timberlands while imposing certain restrictions on the remaining timberlands held by the Pacific Lumber Parties (the "CALIFORNIA AGREEMENT").

           The Final SYP complies with certain California Board of Forestry regulations requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and establish an LTSY harvest level. An SYP must demonstrate that the average annual harvest over any rolling ten-year period will not exceed the LTSY harvest level and that a timber company's projected timber inventory is capable of sustaining the LTSY harvest level in the last decade of the 100-year planning period. Under the Final SYP, the Company's projected base average annual harvest level in the first decade could be approximately 179 million board feet of softwoods. The Final SYP is effective for 10 years and may be amended by Pacific Lumber subject to approval by the CDF. The Final SYP is subject to review after five years. Revised SYPs would be prepared every decade that address the LTSY harvest level based upon reassessment of changes in the resource base and other factors.

          Several species, including the northern spotted owl, the marbled murrelet, the coho salmon and the steelhead trout, have been listed as endangered or threatened under the ESA and/or the California Endangered Species Act (the "CESA"). The Final HCP and the Permits allow incidental "take" of listed species so long as there is no "jeopardy" to the continued existence of such species. The Final HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The Final HCP not only provides for the Company's compliance with habitat requirements for the northern spotted owl, the marbled murrelet, the coho salmon and the steelhead trout, it also provides for issuance of Permits for thirteen additional species that are or may be listed in the future. The Final HCP and related Permits have a term of 50 years, and, among other things, include the following protective measures: (i) setting aside timberlands as marbled murrelet conservation areas; (ii) establishing streamside "no-cut" and limited cut buffers as well as mass wasting areas based on a five-year assessment of each of the Company's watersheds; (iii) limiting harvesting activities during wet weather conditions, and (iv) making certain specified improvements to the
Company's roads.   The Final SYP is also subject to the foregoing
provisions. The Company believes that the Final SYP and the Final HCP should in the long-term expedite the preparation and facilitate approval of its THPs, although there can be no assurance that the Company will not face difficulties in the THP submission and approval process as it implements these agreements.

          Lawsuits are threatened which seek to prevent the Company from implementing the Final HCP and the Final SYP, and lawsuits are pending concerning certain of the Company's approved THPs or other operations. On January 26, 1998 an action entitled Coho Salmon, et al v. Pacific Lumber, et al, (the "COHO LAWSUIT") was filed against Pacific Lumber, Scotia Pacific and Salmon Creek. This action alleged, among other things, violations of the ESA and claims that defendants' logging operations in five watersheds have contributed to the "take" of the coho salmon. In March 1999, the Coho lawsuit was dismissed, with prejudice. Pacific Lumber has also received notice of additional threatened actions with respect to the coho salmon. On August 12, 1998, an action entitled Environmental Protection Information Center, Inc., Sierra Club v. Pacific Lumber, Scotia Pacific and Salmon Creek (the "EPIC LAWSUIT") was filed by two environmental groups against Pacific Lumber, Scotia Pacific and Salmon Creek under which the environmental groups allege that certain procedural violations of the federal Endangered Species Act (the "ESA") have resulted from logging activities on the Company's timberlands and seek to prevent the defendants from carrying out any harvesting activities until certain wildlife consultation requirements under the ESA are satisfied in connection with the development of the Final HCP. In March 1999, the court affirmed a preliminary injunction on harvesting on three THPs; however, it subsequently heard Pacific Lumber's motion to dismiss the case and issued an order for the plaintiffs to show cause why the lawsuit should not be dismissed as moot since the consultation requirement appears to have been concluded. On or about January 29, 1999, the Company received a notice from EPIC and the Sierra Club ("EPIC NOTICE LETTER") of their intent to sue Pacific Lumber and several federal and state agencies under the ESA. The letter alleges various violations of the ESA and challenges, among other things, the validity and legality of the Permits. The Company is unable to predict the outcome of either the EPIC lawsuit or the EPIC Notice Letter or their ultimate impact on the Company's financial condition or results of operations or the ability to harvest timber on its THPs. While the Company expects environmentally focused objections and lawsuits to continue, it believes that the Final HCP and the Permits should enhance its position in connection with these challenges.

          On November 9, 1998, the California Department of Forestry and Fire Protection ("CDF") notified Pacific Lumber that it had suspended Pacific Lumber's 1998 timber operator's license ("TOL"). As a result, Pacific Lumber ceased all operations under its TOL and made the necessary arrangements for independent contract loggers to be substituted where necessary (independent contractors historically account for approximately 60% of the harvesting activities on the Company's timberlands). On February 26, 1999, the CDF issued Pacific Lumber a conditional TOL for 1999. The 1999 TOL contains provisions which limit the use of roads during wet weather conditions and provides for an enhanced compliance program.
The CDF has also advised Pacific Lumber that if the 1999 TOL is revoked, issuance of a new conditional license would be unlikely. The Company does not believe that the restrictions imposed by the 1999 TOL will have an adverse effect on Pacific Lumber's or the Company's financial condition or results of operations.

          OTS Contingency and Related Matters
          On December 26, 1995, the United States Department of Treasury's Office of Thrift Supervision ("OTS") initiated a formal administrative proceeding against the Company and others by filing a Notice of Charges (the "NOTICE"). The Notice alleges, among other things, misconduct by the Company, Federated Development Company ("FEDERATED"), Mr. Charles Hurwitz and others (the "RESPONDENTS") with respect to the failure of United Savings Association of Texas ("USAT"), a wholly owned subsidiary of United Financial Group Inc. ("UFG"). The Notice claims that the Company was a savings and loan holding company, that with others it controlled USAT, and that it was therefore obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other respondents, including, among other things, allegations that through USAT it was involved in prohibited transactions with Drexel Burnham Lambert Inc. The OTS's pre-hearing statement alleged unspecified damages in excess of $560.0 million from the Company and Federated, civil money penalties and a removal from, and prohibition against the Company and the other respondents engaging in, the banking industry. The hearing on the merits of this matter commenced on September 22, 1997 and concluded on March 1, 1999.
Post trial briefing is expected to continue at least through September 1999. A recommended decision by the Administrative Law Judge is not expected any sooner than late 1999. A final agency decision would be issued by the OTS Director thereafter. Such decision would then be subject to appeal by any of the parties to the federal appellate court and, if adverse to the defendants, subject to bonding. On February 10, 1999, the OTS and FDIC settled with the all the respondents except Mr. Hurwitz, the Company and Federated for $1.0 million and limited cease and desist orders.

          On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC") filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (No. H-95-3956) (the "FDIC ACTION") in the U.S. District Court for the Southern District of Texas (the "Court"). The original complaint against Mr. Hurwitz alleged damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. On January 15, 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in its administrative proceeding, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to their alleged obligations to maintain USAT's net worth.

          The Company's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can, under certain circumstances, include amounts other than defense costs, including judgments and settlements. The Company has concluded that it is unable to determine a reasonable estimate of the loss (or range of loss), if any, that could result from this contingency. Accordingly, it is impossible to assess the ultimate outcome of the foregoing matters or its potential impact on the Company; however, any adverse outcome of these matters could have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Other Matters
          The Company is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

13.  DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

          At December 31, 1998, the net unrealized gain on KACC's position in aluminum forward sales and option contracts natural gas and fuel oil forward purchase and option contracts, and forward foreign exchange contracts, was approximately $17.8 million (based on comparisons to applicable year-end published market prices). As KACC's hedging activities are designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities will be offset by losses or gains, respectively, on the transactions being hedged.

          Alumina and Aluminum
          Kaiser's earnings are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. Since 1993, the average Midwest United States transaction price for primary aluminum has ranged from approximately $.50 to $1.00 per pound.

          From time to time in the ordinary course of business, KACC enters into hedging transactions to provide price risk management in respect of the net exposure of earnings resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot and bauxite, whose prices fluctuate with the market price of primary aluminum. Forward sales contracts are used by KACC to effectively fix the price that KACC will receive for its shipments. KACC also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of price for KACC's anticipated sales and/or (iii) to permit KACC to realize possible upside price movements. As of December 31, 1998, KACC had sold forward, at fixed prices, approximately 24,000 tons of primary aluminum with respect to 1999. As of December 31, 1998, KACC had also entered into option contracts that established a price range for an additional 125,000 and 72,000 tons of primary aluminum with
respect to 1999 through 2000, respectively.   Subsequent to December 31,
1998, KACC has also entered into additional option contracts that established a price range for an additional 201,000 tons of primary aluminum with respect to 2000.

          Additionally, through December 31, 1998, KACC had also entered a series of transactions with a counterparty that will provide KACC with a premium over the forward market prices at the date of transaction for 2,000 tons of primary aluminum per month during the period from July 1999 to June 2001. KACC also contracted with the counterparty to receive a fixed price (also above the forward market price at the date of the transaction) on 4,000 tons of primary aluminum per month over a three year period commencing October 2001 unless market prices during certain periods decline below a stipulated "floor" price, in which case, the fixed price sales portion of the transactions terminates. The price at which October 2001 and after transactions terminate is well below current market prices. While Kaiser believes the October 2001 and after transactions are consistent with its stated hedging objectives, these positions do not qualify for treatment as a "hedge" under current accounting guidelines. Accordingly, these positions will be "marked to market" each period.

          As of December 31, 1998, KACC had sold forward virtually all of the alumina available to it in excess of its projected internal smelting requirements for 1999 and 2000 at prices indexed to future prices of primary aluminum.

          Energy
          KACC is exposed to energy price risk from fluctuating prices for fuel oil and natural gas consumed in the production process. Accordingly, KACC from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1998, KACC had a combination of fixed price purchase and option contracts for the purchase of approximately 33,000 MMBtu of natural gas per day during 1999. At December 31, 1998, KACC also held a combination of fixed price purchase and option contracts for an average of 246,000 barrels per month of fuel oil and diesel fuel for 1999.

          Foreign Currency
          KACC enters into forward foreign exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1998, KACC had net forward foreign exchange contracts totaling approximately $141.4 million for the purchase of 210.6 Australian dollars from January 1999 through December 2000, in respect of its commitments for 1999 and 2000 expenditures denominated in Australian dollars.

14.  SEGMENT INFORMATION

          In the fourth quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS NO. 131"), which supersedes Statement of Financial Accounting Standards No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 requires financial information for public reporting purposes to be reported on the basis that it is used internally by management for evaluating segment performance and deciding how to allocate resources to segments.

          Reportable Segments
          The Company is a holding company; its operations are organized and managed as distinct business units which offer different products and services and are managed separately through the Company's subsidiaries.
The Company has four reportable segments: aluminum, forest products, real estate and racing operations. The aluminum segment is an integrated aluminum producer which uses portions of its bauxite and alumina to produce primary aluminum and fabricated aluminum products. The forest products segment harvests its timber and produces lumber and logs. The real estate segment invests in and develops residential and commercial real estate.
The racing segment operates a pari-mutual horse racing facility.

          The accounting policies of the segments are the same as those described in Note 1. The Company evaluates segment performance based on profit or loss from operations before income taxes and minority interests. The following segment information differs from that presented in prior years as a result of the adoption of SFAS No. 131 in 1998. Prior year information has been restated to conform to the new format.

          The following table presents financial information by reportable segment (in millions).



                                                   FOREST         REAL          RACING                   CONSOLIDATED
                   DECEMBER 31,     ALUMINUM      PRODUCTS       ESTATE       OPERATIONS    CORPORATE       TOTAL
                   ------------   ------------ -------------  ------------  ------------  ------------  ------------
Net sales to
     unaffiliated
     customers             1998   $    2,256.4 $       233.6  $       58.6  $       24.1  $          -  $    2,572.7
                           1997        2,373.2         287.2          48.7          20.0             -       2,729.1
                           1996        2,190.5         264.6          67.5          20.7             -       2,543.3
Operating
     income (loss)         1998           96.5          40.9             -           1.8         (13.6)        125.6
                           1997          174.0          84.9          (3.4)         (1.6)        (17.5)        236.4
                           1996          103.7          73.0         (10.1)         (1.9)        (33.4)        131.3
Investment,
     interest
     and other
     income                1998            3.5           9.7          15.8            .7           6.6          36.3
                           1997            3.0          14.8          17.6            .1          14.2          49.7
                           1996           (2.6)         11.7          31.2           (.4)          1.2          41.1

Interest
     expense and
     amortization
     of deferred
     financing
     costs                 1998          110.0          75.3           1.5           3.4          18.3         208.5
                           1997          110.7          78.7           1.4           3.1          17.7         211.6
                           1996           93.4          78.4           2.3           3.4           7.0         184.5

Depreciation,
     depletion and
     amortization          1998           93.2          22.5           3.2           1.0            .5         120.4
                           1997           96.5          26.1           3.3            .9            .6         127.4
                           1996          101.7          27.2           4.8            .9            .5         135.1
Income (loss)
     before income
     taxes and
     minority
     interests             1998          (10.0)        (24.7)         14.4          (1.0)        (25.3)        (46.6)
                           1997           66.3          20.9          12.8          (4.4)        (21.1)         74.5
                           1996            7.6           6.3          18.9          (5.7)        (39.2)        (12.1)

Capital
     expenditures          1998           77.6          22.0          22.2           1.0            .1         122.9
                           1997          128.5          22.9          22.0            .3            .3         174.0
                           1996          160.3          15.2          10.3            .4            .4         186.6

Investments in
     and advances
     to unconsol-
     idated
     affiliates            1998          128.3             -          18.2             -             -         146.5
                           1997          148.6             -          10.9             -             -         159.5

Total assets               1998        2,928.7         682.6         194.6          36.3         233.0       4,075.2
                           1997        2,950.7         700.0         193.7          34.7         235.1       4,114.2



          The amounts in the column entitled Corporate represent corporate general and administrative expenses, interest and other income, and interest expense not directly attributable to the reportable segments. This column also serves to reconcile the total of the reportable segments' amounts to totals in the Company's consolidated financial statements. The reconciling amounts for total assets for 1998 and 1997 are primarily related to deferred tax assets.

          Product Sales
          The following table presents segment sales by primary products (in millions).




                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
Aluminum:
     Bauxite and alumina                     $      608.5  $      613.4  $      625.1
     Primary aluminum                               643.3         817.2         755.7
     Flat-rolled products                           714.6         743.3         626.0
     Engineered products                            581.3         581.0         504.4
     Minority interests and eliminations           (291.3)       (381.7)       (320.7)
                                             ------------  ------------  ------------
          Total aluminum sales               $    2,256.4  $    2,373.2  $    2,190.5

Forest products:
     Lumber                                  $      211.6  $      256.1  $      234.1
     Other forest products                           22.0          31.1          30.5
                                             ------------  ------------  ------------
          Total forest product sales         $      233.6  $      287.2  $      264.6

Real estate:
     Real estate and development             $       41.2  $       25.5  $       25.1
     Resort and other commercial operations          17.4          23.2          42.4
                                             ------------  ------------  ------------
          Total real estate sales            $       58.6  $       48.7  $       67.5



          Geographical Information
          The Company's operations are located in many foreign countries, including Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products. Long-lived assets include property, plant and equipment-net, timber and timberlands-net, real estate held for development and sale, and investments in and advances to unconsolidated affiliates. Geographical area information relative to operations is summarized as follows (in millions):




                                                                             OTHER
                    DECEMBER 31,     DOMESTIC     CARIBBEAN     AFRICA      FOREIGN        TOTAL
                   -------------   -----------  -----------  ----------  ------------  ------------
Net sales to
     unaffiliated
     customers               1998  $   2,014.3  $     237.0  $     89.8  $      231.6  $    2,572.7
                             1997      2,076.2        204.6       234.2         214.1       2,729.1
                             1996      1,962.8        201.8       198.3         180.4       2,543.3

Long-lived assets            1998      1,297.8        289.2        90.2          99.7       1,776.9
                             1997      1,324.6        283.4       100.4         127.1       1,835.5



          Major Customers and Export Sales
          For the years ended December 31, 1998, 1997 and 1996, sales to any one customer did not exceed 10% of consolidated revenues. Export sales were less than 10% of total revenue in 1998, 1997 or 1996.

15.   SUPPLEMENTAL CASH FLOW INFORMATION



                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                  1998          1997          1996
                                             ------------  ------------  ------------
                                                      (IN MILLIONS OF DOLLARS)
Supplemental information on non-cash
     investing and financing activities:
     Capital spending accrual excluded from
          investing activities               $          -  $           - $        13.5
     Contribution of property and inventory
          in exchange for joint
          venture interest                            8.7           10.6             -
     Acquisition of assets subject to other
          liabilities                                  .8            9.4             -
     Reduction of stockholders' deficit due
          to redemption of Kaiser preferred
          stock                                         -           64.8             -
     Borrowing (repayment) of short-term
          debt issued to repurchase
          treasury stock                            (35.1)          35.1             -

Supplemental disclosure of cash flow
     information:
     Interest paid, net of capitalized
          interest                           $      186.6  $       178.3 $       156.8
     Income taxes paid, net                          16.7           25.4          21.5





16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          Summary quarterly financial information for the years ended December 31, 1998 and 1997 is as follows (in millions):




                                                     THREE MONTHS ENDED
                                  ------------------------------------------------------
                                     MARCH 31      JUNE 30     SEPTEMBER 30  DECEMBER 31
                                  ------------  ------------  ------------- ------------
1998:
     Net sales                    $      664.0  $      699.6  $      628.8  $      580.3
     Operating income (loss)              51.3          71.0          40.4         (37.1)
     Income (loss) before
          extraordinary item               1.9          12.4          (2.0)        (27.0)
     Extraordinary item, net                 -             -         (42.5)            -
     Net income (loss)                     1.9          12.4         (44.5)        (27.0)
     Basic earnings per common
          share:
          Income (loss) before
               extraordinary item $        .28  $       1.76  $       (.28) $      (3.86)
          Extraordinary item, net            -             -         (6.07)           -
                                  ------------  ------------  ------------  ------------
          Net income (loss)                .28          1.76         (6.35) $      (3.86)
                                  ============  ============  ============  ============
     Diluted earnings per common
          and common equivalent
          share:
          Income (loss) before
               extraordinary item $        .25  $       1.57  $       (.28) $      (3.86)
          Extraordinary item                 -             -         (6.07)            -
                                  ------------  ------------  ------------  ------------
          Net income (loss)       $        .25  $       1.57  $      (6.35) $      (3.86)
                                  ============  ============  ============  ============

1997:
     Net sales                    $      631.6  $      689.1  $      726.0  $      682.4
     Operating income                     49.0          52.7          73.9          60.8
     Net income                             .7          31.9          18.0          14.6
     Earnings per share:
          Basic                            .08          3.72          2.17          1.84
          Diluted                          .07          3.42          1.98          1.67



17.  SUBSEQUENT EVENTS
          Headwaters Transactions
          As described in Note 12 above, on September 28, 1996, the Pacific Lumber Parties entered into the Headwaters Agreement with the United States and California which provided the framework for the acquisition by the United States and California of the Headwaters Timberlands. A substantial portion of the Headwaters Timberlands contain virgin old growth timber. Approximately 4,900 of these acres were owned by Salmon Creek, with the remaining acreage being owned by the Scotia LLC (Pacific Lumber owning the timber and related timber harvesting rights on this acreage). On March 1, 1999, the Pacific Lumber Parties, the United States and California consummated the Headwaters Agreement. Salmon Creek received $299.9 million for its 4,900 acres and, for its 700 acres, Pacific Lumber received the 7,700 acre Elk River Timberlands which are to be contributed to Scotia LLC on or before August 1999. Approximately $285.0 million of these proceeds have been deposited into an escrow account held by an escrow agent and are to be made available as necessary to support the Timber Notes, and may be released only under certain circumstances.

          As a result of the disposition of the Headwaters Timberlands, the Company expects to recognize a pre-tax gain of approximately $240.0 million ($142.0 million, net of tax) in the first quarter of 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received $299.9 million in cash. With respect to the remaining portion for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands will be reflected in the Company's financial statements at $6.0 million which represents the Company's historical cost for the timberlands which were transferred to the United States.

          Scotia LLC and Pacific Lumber also entered into agreements with California for the future sale to California of the Owl Creek and Grizzly Creek groves (the "OWL CREEK AGREEMENT" and the "GRIZZLY CREEK AGREEMENT," respectively). The Owl Creek Agreement provides for Scotia LLC to sell, on or before June 30, 2002, the Owl Creek grove to California for the lesser of the appraised fair market value or $79.7 million. At California's option, 25% of the payment may be paid upon closing with three equal annual installments thereafter and without interest. With respect to the Grizzly Creek Agreement, California may purchase from Pacific Lumber, on or before October 31, 2000, a portion of this grove for a purchase price determined based on fair market value, but not to exceed $19.9 million. The net proceeds from the Grizzly Creek grove will be placed into an escrow account (on the same basis as the net proceeds from the sale of the Headwaters Timberlands) unless, at the time of receipt of such proceeds, the Escrowed Funds are no longer held in an escrow account. California also has a five year option under the agreement to purchase additional property adjacent to the Grizzly Creek grove which is within the Grizzly Creek conservation
area.   The sale of the Owl Creek or Grizzly Creek groves will not be reflected in the Company's financial statements until they have been concluded.

          Aluminum Operations
          During the first quarter of 1999, two potlines at Kaiser's 90% owned Valco facility, which were curtailed during most of 1998 (but for which Valco received compensation from the Volta River Authority in the form of energy credits), began restarting. Additionally, during the first quarter of 1999, KACC began restarting two potlines (representing approximately 50,000 tons of annual capacity) at its Mead, Washington, smelter, which were originally curtailed in September 1998 as a result of the USWA strike. One potline at Kaiser's Tacoma, Washington, smelter has been prepared for restart but remains curtailed due to Kaiser's consideration of market-related and other factors. Kaiser's first quarter results will be adversely impacted by the effect of the restart costs at the Valco and Mead facilities and the restart preparations at the Tacoma facility.

          During February 1999, KACC, through a subsidiary, completed the acquisition of its joint venture partner's 45% interest in Kaiser La Roche Hydrate Partners ("KLHP") for a cash purchase price of approximately $10.0 million subject to post-closing adjustments. As KACC already owned 55% of KLHP, the results of KLHP were already included in the consolidated financial statements.

          In January 1999, KACC signed a letter of intent to sell its 50% interest in AKW, an aluminum wheels joint venture, to its partner. The sale, which will result in Kaiser recognizing a substantial gain, is expected to be completed on or about March 31, 1999. However, as the transaction is subject to the negotiation of a definitive purchase agreement, no assurances can be given that the transaction will be completed. Kaiser's equity in income of AKW was $7.8 million and $4.8 million for the years ended December 31, 1998 and 1997, respectively.